Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of the 16th day of April, 2010, by and between, Metalline Mining Company, a Nevada corporation (the “Employer” or the “Company”), and Brian D. Edgar (the “Employee”).  In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

ARTICLE 1
TERM OF EMPLOYMENT

1.1  Initial Term.  The initial term of employment hereunder shall commence as of the effective day first written above (“Commencement Date”) until April 15, 2012.  Thereafter, this Agreement may continue by mutual agreement.

ARTICLE 2
DUTIES OF THE EMPLOYEE

2.1  Duties.  The Employee shall be employed with the title of Executive Chairman, with responsibilities and authorities as are customarily performed in such position.

2.2  Location; Rotation; Extent of Duties.  The Employee shall work out of his current office in Vancouver, British Columbia, Canada.  The cost of such office facility is presently being paid by the Employer and this arrangement shall continue during the term of the Employee's employment.  The Employee shall spend one week per month on the affairs of the Company.

ARTICLE 3
COMPENSATION OF THE EMPLOYEE

3.1  Salary.  As compensation for services rendered under this Agreement, the Employee will receive a salary of US $7,500 per month, which shall be his base compensation.  The Employee’s salary is payable in accordance with the Employer’s normal business practices.

3.2  Bonus.  The Employee shall be eligible to earn a bonus as may be determined on an annual basis in the sole discretion of the board of directors.

3.3  Benefits.  The Employee shall be entitled to vacation and holidays as customarily extended to employees, which shall be a minimum of 15 days per year. The Employee shall be entitled to participate in all of the Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that the Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

3.4  Expenses; Air Travel.  The Employee shall be entitled to prompt reimbursement for all reasonable expenses incurred by the Employee in the performance of his duties hereunder.  The Employer shall pay for business class airfare.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY

4.1  During the term of this Agreement, the Employee will offer to the Employer any investment or other opportunity generally in the geographic area (in either the country of Gabon, West Africa or the province of Coahuila, Mexico), and the business in which the Company operates, of which he may become aware.  If after 10 working days the Board of Directors of the Employer refuses the opportunity to participate in the investment or venture, the Employee is free to pursue the opportunity only during his private time.

4.2  Except as provided in Section 4.1 hereof, the Employee may not participate in any business or other areas of business in which the Company is engaged in Gabon, West Africa or in the province of Coahuila, Mexico during the term of this Agreement except through and on behalf of the Company.

4.3           a.           The Employee recognizes and acknowledges that the information, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to the Employer’s business as they may exist from time to time are valuable, special and unique assets of the Employer’s business.  Therefore, the Employee agrees as follows:

(1)  That the Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Employer’s business, except as such disclosure or use may be required in connection with the Employee’s work for the Employer.

(2)  That upon request or at the time of leaving the employ of the Employer the Employee will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

(3)  That the Board of Directors of the Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

b.           In the event of a breach or threatened breach by the Employee of the provisions of this paragraph 4.3, the Employer shall be entitled to an injunction (i) restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that the Employee deliver to the Employer all information, documents, notes, memoranda and any and all other material as described above upon the Employee’s leave of the employ of the Employer.  Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1  Termination.  The Employee’s employment hereunder may be terminated without any breach of this Agreement for any reason by either party providing written notice of termination to the other party (the “Notice of Termination”).

5.2  Date of Termination.  “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated for Cause (as defined below), the date on which a Notice of Termination is received by the Employee; and (iii) if the Employee’s employment is terminated for any other reason the date specified in a Notice of Termination.  “Cause” is defined as (i) the continued failure by the Employee substantially to perform his duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Employer and the Employee fails to substantially perform in the 30 days following receipt of the Employer’s demand; or (ii) misconduct by the Employee which is materially injurious to the Employer, monetarily or otherwise; or (iii) the willful violation by the Employee of the provisions of this Agreement.  For purposes of this Section, no act, or failure to act, on the part of the Employee shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief by him that his action or omission was in the best interest of the Employer.

5.3  Compensation Upon Termination.

1.  Following the termination of this Agreement by the Employee, the Employee shall be entitled to compensation only through the Date of Termination.

2.  Following the termination of this Agreement upon the Employee’s death, the Employer shall pay to the Employee’s estate the compensation which would otherwise be payable to the Employee to the end of the month in which his death occurs.

3.  In the event of permanent disability of the Employee such that he is incapacitated to such an extent that he can no longer perform substantially all of his duties for the Employer that he performed prior to such incapacitation, if the Employer elects to terminate this Agreement, the Employee shall be entitled to receive compensation and benefits through the calendar month following the month in which Date of Termination occurs; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to the Employee under policies (other than group policies) for which the Employer pays all premiums and the Employee is the beneficiary.

4.  If the Employee is terminated for Cause, the Employee shall be entitled to compensation only through the Date of Termination.

5.  If the Employee is terminated by the Employer for any reason other than Death, Disability or Cause, and if Notice of Termination is provided to the Employee, then the Employee is entitled to a severance payment of 12 months base compensation.

5.4  Remedies.  Any termination of this Agreement shall not prejudice any other remedy to which the Employer or the Employee may be entitled, either at law, equity, or under this Agreement.

ARTICLE 6
INDEMNIFICATION

To the fullest extent permitted by applicable law, the Employer agrees to indemnify, defend and hold the Employee harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of the Employer or its employees, including the Employee, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of the Employer or any affiliate of the Employer.  To the fullest extent permitted by applicable law, the Employer shall advance to the Employee expenses of defending any such action, claim or proceeding.  However, the Employer shall not indemnify the Employee or defend the Employee against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of the Employee.  The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7
GENERAL PROVISIONS

7.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

7.2  Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

7.3  Entire Agreement.  This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

7.4  Successors and Assigns.  This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon the Employer, any successor in interest to all or substantially all of the business and/or assets of the Employer, and the heirs, administrators, successors and assigns of the Employee.  Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

7.5  Notices.  For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Employee:	Brian D. Edgar Suite 2200, 885 West Georgia Street Vancouver, BC, CANADA, V6C 3E8

Employer:	Metalline Mining Company Attn: Chief Executive Officer 6400 South Fiddlers Green Circle, Suite 950 Greenwood Village, CO 80111

With a copy to:	Theresa M. Mehringer Burns, Figa & Will, P.C. 6400 South Fiddlers Green Circle, Suite 1000 Greenwood Village, CO 80111

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.6  Severability.  If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

7.7  Section Headings.  The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

7.8  Survival of Obligations.  Termination of this Agreement for any reason shall not relieve the Employer or the Employee of any obligation accruing or arising prior to such termination.

7.9  Amendments.  This Agreement may be amended only by written agreement of both the Employer and the Employee.

7.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.  This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.11  Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, the Employer and the Employee enter into this Employment Agreement effective as of the date first set forth above.

METALLINE MINING COMPANY - “EMPLOYER”

By:	/s/ Greg Hahn
Printed:	Greg Hann
Title:	President

“EMPLOYEE”

/s/ Brian D. Edgar
Brian D. Edgar